Exhibit 10.18

October 28, 2019

Mr. Tom Wilkinson

Via E-mail Delivery

Re: Employment Agreement

Dear Tom:

This letter agreement (the “Agreement”) confirms the terms of your employment with Sonim

Technologies, Inc. (the “Company” or “Sonim”).

1.         Position and Duties. Beginning on October 29, 2019 (your “Start Date”), you will serve as the Company’s Chief Executive Officer (the “CEO”), reporting to the Company’s Board of Directors (the “Board”). You will also serve as a member of the Company’s Board. You will work primarily at your office in Austin, TX but may be required to work out of the Company’s office in San Mateo, CA from time to time when required by the Company. Of course, Sonim may change your position, duties, and work location from time to time, as it deems necessary. You will devote your full business time and attention to the business affairs of the Company, except for reasonable vacations and periods of illness or incapacity. Notwithstanding the foregoing, you will be permitted to continue as Interim CEO for Cipherloc Corporation through November 30, 2019, and to serve on the Board of Directors of the following three entities: (1) Astrotech; (2) Cipherloc; and (3) FourBurner Services. You must obtain approval from the Company’s Board prior to your membership as a member of the Board of Directors of any other entity. As a Sonim employee, you will be expected to abide by Company rules and policies and to acknowledge in writing that you have read the Company’s Employee handbook.

2.Compensation and Benefits.

(a)       Base Salary. You will receive a base salary of $400,000 per year, less required and designated payroll deductions and withholdings, and payable according to the Company’s regular payroll schedule. Your annual base salary will be reviewed from time to time and is subject to change at the discretion of the Board. Salary will begin on November 1, 2019.

(b)       Benefits. You will be eligible to participate in the Company’s standard employee benefits pursuant to the terms, conditions and limitations of the applicable benefit plans. The Company will fund up to $15,000 per year for your participation in World Presidents Organization activities, following submission of invoices or receipts for any such expenses. In addition, the Company will provide you with a monthly $2,000 stipend through July 2020 to assist you in maintaining an office space in Austin, TX. In the event of the consummation of a Change in Control, the Company will use its reasonable best efforts to ensure that the benefits provided to you following the Change in Control (assuming your employment continues) will be equal to or greater than the benefits provided to you as of the date of this Agreement.

(c)       Cash Bonus Plan. Beginning with the Company’s 2020 fiscal year, as a member of senior management of the Company, you will be eligible to participate under the Company’s Cash Bonus Plan, the current terms of which are set forth on Exhibit A attached hereto.

(d)       Discretionary Bonus. You will be eligible to receive a bonus based on the achievement of specific initiatives that create incremental value the Company, when such specific initiatives are set forth by the Board. There is no guarantee that any specific initiatives for which you may receive a bonus will be developed at any time. Any specific initiatives for which you may be eligible to receive a bonus will be developed by the Board and communicated to you in writing. Any determination as to whether the specific initiatives are achieved and the amount of any bonus earned as a result of the

October 28, 2019

Page Two

achievement of specific initiatives is determined by the Board in its sole discretion. Any bonus shall be paid within thirty (30) days after the Board’s determination that a bonus shall be awarded. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid.

(e)       Equity Incentive Compensation. Subject to approval by the Board, at the first Board meeting following the Start Date, the Company will grant you an option to purchase 200,000 shares of the Company’s common stock (the “Option”). The Option shall vest over a four-year period, with one quarter (1/4) of the shares subject to the Option vesting on the one year anniversary of the date of grant, and 1/48th   of the shares  vesting in equal monthly installments thereafter, subject to your continued service to the Company. The Option shall be issued pursuant to the terms and conditions of the Company’s 2012 Equity Incentive Plan (the “Plan”), at an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant, as provided in the Plan and consistent with the requirements for an exemption from the application of Section 409A of the Internal Revenue Code (the “Code”), and shall be governed in all respects by the terms of the Plan, the grant notices and the option agreements. In addition, you may be eligible for additional annual equity grants as determined annually by the Board in its sole discretion. The terms of any such additional grants will be governed by the Plan and the applicable grant notices and options agreements.

(f)         Transaction Bonus. The Company will develop a bonus program in which you will be eligible to participate, to incentivize and reward senior managers of the Company in the event of a Change in Control (as defined below) of the Company during a timeframe (the “Term”) to be established by the Company (a “Transaction”), subject to your continued employment at the completion of the Transaction (and with protection for terminations without Cause (as defined below) or resignations for Good Reason (as defined below) after the signing and before completion of a Transaction). Upon the completion of a Transaction during the Term, a bonus pool (the “Transaction Bonus Pool”) shall be established in an amount that is equal to ten percent (10%) of the consideration payable to Company stockholders in such Transaction after deducting the transaction expenses. You will have a 50% interest in such Transaction Bonus Pool, and the Board, in consultation with you, shall determine which other members of the Company’s senior management team shall be eligible to participate in the Transaction Bonus Pool and the percentage of the Transaction Bonus Pool that shall be awarded to each.

3.         Proprietary Information Agreement and Company Policies. As a condition of your employment, you must sign and abide by the Company’s standard for of Employment, Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”), a copy of which is attached hereto as Exhibit B. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that your employment does not create a conflict with any agreement between you and a third-party.

4.         No Conflicts. During the term of your employment with the Company, except on behalf of the Company, you agree not to directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, agent, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business

October 28, 2019

Page Three

connection with any other person, corporation, firm, partnership or other entity whatsoever which is known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may own, as a passive investor, securities of any publicly-held competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

5.         At-Will Employment Relationship; Board Resignation. Your employment relationship is at will, meaning either you or the Company may terminate your employment relationship at any time, with or without Cause, and with or without advance notice. In addition, the Company may modify the other terms and conditions of your employment, including, but not limited to, compensation, benefits, position, title, reporting relationship and office location, from time to time in its sole discretion. Your at-will employment relationship can only be  changed in  a written agreement signed by you  and a duly authorized member of the Board. If you cease serving as the Company’s CEO for any reason, you agree that this Agreement constitutes your resignation from the Board as of the date of such cessation of service.

6.Severance Benefits.

(a)       Termination by the Company without Cause; Termination Due to Death or Disability; Resignation for Good Reason, Prior to a Change in Control. If at any time prior to a Change in Control, or more than thirteen (13) months after a Change in Control, the Company terminates your employment without Cause, or  your employment terminates due to  your death or  permanent disability, or you resign for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and if such termination occurs more than 90 days after your Start Date, then subject to your obligations below, the Company will provide you the following severance benefits:

(i)         the Company will make severance payments to you in the form of salary continuation payments for a period of twelve (12) months at the rate of your base salary in effect as of your termination date, less required and designated payroll deductions and withholdings; and

(ii)       if you timely elect continued health insurance coverage under COBRA, the Company will reimburse you the cost of your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (x) twelve (12) months after your termination (y) the date you become eligible for group health insurance coverage through a new employer; or (z) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

(b)       Termination by the Company without Cause; Resignation for Good Reason, Following a Change in Control. If at any time within thirteen (13) months after a Change in Control, the Company terminates your employment without Cause, or you resign for Good Reason, and provided such termination constitutes a Separation from Service, then subject to your obligations below, the Company will provide you with the following severance benefits:

October 28, 2019

Page Four

(i)      continuation payments for a period of eighteen (18) months at the rate of your base salary in effect as of your termination date, less required and designated payroll deductions and withholdings;

(ii)       if you timely elect continued health insurance coverage under COBRA, the Company will reimburse you for your COBRA Premiums through the period (the “CIC COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (x) eighteen (18) months after your termination (y) the date you become eligible for group health insurance coverage through a new employer; or (z) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the CIC COBRA Premium Period, you must immediately notify the Company in writing of such event; and

(iii)       Notwithstanding the terms of the Company’s Cash Bonus Plan that require your continued employment through the determination date of payment of an earned cash bonus, you will be entitled to receive 150% of your Target Bonus for the year of your termination based on full achievement (but no over-achievement) of the Company’s performance targets then in effect under the Cash Bonus Plan.

(iv)     the vesting of any then-outstanding stock options/awards as of your termination date shall be accelerated in full as of your termination date.

(v)       For purposes of clarity, if you receive severance benefits under this section 6(b), you shall not be eligible for severance benefits under section 6(a).

(c)       The severance benefits described above are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information Agreement, including the non- competition and non-solicitation provisions thereof; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your Separation from Service; and (d) if requested by the Company to confirm your Board resignation pursuant to Section 5 of this Agreement, if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination date (or such other date as requested by the Board). The salary continuation payments will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 30th day following your Separation from Service. On the 30th day following your Separation from Service, the Company will pay you in a lump sum the salary continuation payments that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 30th day in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the effectiveness of the release, with the balance of the salary continuation payments being paid as originally scheduled.

7.Definitions.

(a)       Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States, any state thereof, or any applicable foreign jurisdiction; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any affiliate of the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or any affiliate of the Company or of any statutory duty owed to the Company or any

October 28, 2019

Page Five

affiliate of the Company; (iv) your unauthorized use or disclosure of the Company’s or any affiliate of the Company’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of your employment is either for Cause or without Cause shall be made by the Company in its sole discretion.

(b)       Change in Control. For purposes of this Agreement, the definition of a “Change in Control” is as defined in section 13(i) of the Company’s 2019 Equity Incentive Plan (as in effect on the date hereof).

(c)       Good Reason. For purposes of this Agreement, you will have “Good Reason” for your resignation from your employment with the Company if any of the following actions are taken by the Company without your express written consent:

(i)       any failure by the Company to pay, or any material reduction by the Company of (a) your base salary in effect immediately prior to such failure to pay or reduction (unless reductions comparable in amount and duration are concurrently made generally for employees of the Company with responsibilities, organizational level and title comparable to your own), or (b) your bonus compensation amount eligibility, if any, in effect immediately prior to the date of such failure to pay or such reduction (subject to applicable performance requirements with respect to the actual amount of bonus compensation you earn);

(ii)       the assignment of any duties, or the reduction of your responsibilities or duties, that are materially inconsistent with your position, duties, responsibilities and status with the Company immediately prior to such assignment or reduction; provided, however, that your assignment to an operating division of an acquiring company that includes the business of the Company following an acquisition, pursuant to which your duties are commensurate with the duties you had before the acquisition, except that the business of the Company is no longer independent but contained in a division, shall not be deemed a material reduction of your responsibilities, duties, or status hereunder and your resignation in connection therewith shall not be deemed for “Good Reason;” or

(iii)       the relocation of your principal place of employment to a location that is more than fifty (50) miles from your then-current Board-approved place of work;

provided, however, that to resign for Good Reason, you must (1) provide written notice to the Company’s CFO within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company and its subsidiaries (including Board memberships) is effective not later than 90 days after the expiration of the cure period.

8.Code Section 409A. It is intended that all of the benefits and payments under this

Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section

409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section

1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered

October 28, 2019

Page Six

a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited  distribution  under  Code  Section  409A(a)(2)(B)(i)  and  the  related  adverse  taxation  under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that  you would otherwise  have  received through the  Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. No interest will be due on any amounts so deferred.

9.         Entire Agreement. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. If you enter into this Agreement, you are doing so voluntarily, and without reliance on any promise, warranty, representation or agreement, written or oral, other than those expressly contained herein. This Agreement supersedes any and all promises, warranties, representations or agreements, whether oral or written, including the Offer Letter. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized member of the Board.

10.     Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and  the  Agreement,  including  the  invalid  or unenforceable provisions, shall be enforced insofar as possible to achieve the intent of the parties.

11.       Binding Nature. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

12.       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles.

13.       Miscellaneous. With respect to the enforcement of this Agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this Agreement, any ambiguity shall not be construed against either party as the drafter. This Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.

October 28, 2019

Page Seven

If these revised terms of your employment with Sonim are acceptable to you, please sign this Agreement and return it to me.

EXHIBIT A: CASH BONUS PLAN

A.	Subject to the discretion of the Board of Directors of the Company (the “Board”), you will be eligible for an annual Bonus that will be based upon performance targets set by the Board:

2020 and beyond	100% of Annual Salary

B.	The Board will determine the actual bonus to which you are entitled each year using a formula mutually agreed upon at the beginning of each year.

C.

The Company’s performance against targets for each year shall be approved by the Board as soon as practicable following completion of the respective year-end audit (the date of such determination, the “Determination Date”).   The Company’s performance against targets for a year in which a Change in Control occurs shall be determined without taking into consideration any costs associated with the Change in Control that affect the Company’s financial results for that year.

D.

If approved, bonus payments will be made annually and in accordance with Company’s standard policies and procedures. Payment shall be conditioned on (1) you being in the Company’s continuous service through the relevant year’s Determination Date and (2) Sonim maintaining an agreed upon minimum cash balance at the end of the fiscal quarter immediately preceding the respective Determination Date. In the event any approved bonus amounts are not paid pursuant to the foregoing subsection (2), such amounts shall be paid to you when and if Sonim achieves the cash balance, at which time you must be in the Company’s continuous service to earn and receive such bonus payment.